Exhibit 8.1

[Letterhead of Sullivan & Cromwell LLP]

February 28, 2018

American International Group, Inc.,

    175 Water Street,

New York, New York 10038.

Ladies and Gentlemen:

We have acted as your counsel in connection with the registration statement under the Securities Act of 1933 (the “Act”) on Form S-3 that you filed with the Securities and Exchange Commission on the date hereof (such registration statement is referred to as the “Registration Statement”). We hereby confirm to you that our opinion as to United States federal income tax matters is as set forth under the caption “Material United States Taxation Considerations” in the prospectus relating to the offer and sale of debt securities, common stock, preferred stock, depositary shares, warrants, purchase contracts and units (the “Prospectus”), included in the Registration Statement, subject to the qualifications, limitations and assumptions set forth therein.

We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Material United States Taxation Considerations” in the Prospectus. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP